Exhibit 99






NEWS RELEASE




Date:             April 17, 2003

Contact:          Robert E. Dye - President & CEO
                  William B. West - Sr. Vice President & CFO

To:               News Media

Release Date:    Immediate



                          PEOPLES BANCORPORATION, INC.

                            ANNOUNCES RECORD EARNINGS


--------------------------------------------------------------------------------

Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $1,657,000 for the quarter ending March 31, 2003, a 44.1% increase in earnings over the $1,150,000 reported for the quarter ending March 31, 2002. Return on average equity for the first quarter of 2003 was 20.46% compared to 16.13% for the first quarter of 2002. On a fully diluted basis, earnings per share for the first quarter of 2003 were $0.46 compared to $0.32 for the first quarter of 2002.

Total assets at March 31, 2003 were $427,179,000, a 30.4% increase over the $327,683,000 in total assets at March 31, 2002. At March 31, 2003, total gross loans, including loans held for sale, and deposits were $309,679,000 and $352,067,000, compared to $241,392,000 and $267,186,000 at March 31, 2002, respectively.

Commenting on the Company's performance, Company President Robert E. Dye, Sr. stated, "the earnings recorded during the first quarter of 2003 are the highest quarterly earnings in the Company's history. Our record earnings were the combined result of increased earnings at each of The Peoples National Bank, Bank of Anderson, N. A. and Seneca National Bank, as compared with their earnings for the first quarter of 2002." Dye continued, "We continue to be pleased with the growth experienced by all three of our banks in their respective markets, and remain cautiously optimistic about opportunities for future growth, especially considering the economy. "

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains one (1) location in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended March 31, 2003, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                 (Amounts in thousands except share information)

                                                     Three Months Ended
                                                     ------------------
                                                          March 31,
                                                          ---------
Income Statement .........................      2003         2002        Change
                                                ----         ----        ------
  Net interest income ....................    $3,389       $3,214          5.44%
  Provision for loan losses ..............       129          313       -142.64%
  Other income ...........................     2,734        1,402         95.01%
  Other expenses .........................     3,394        2,508         35.33%
                                              ------       ------
     Income before income taxes ..........     2,600        1,795         44.85%
  Provision for income taxes .............       943          645         46.20%
                                              ------       ------
     Net Income ..........................    $1,657       $1,150         44.09%
                                              ======       ======

  Return on average assets ...............     1.60%         1.47%
  Return on average equity ...............    20.46%        16.13%

Net income per common share*
  Primary ................................    $ 0.47       $ 0.33         42.42%
  Fully Diluted ..........................    $ 0.46       $ 0.32         43.75%


                                                          March 31,
                                                          ---------
Balance Sheet                                2003           2002         Change
-------------                                ----           ----         ------
Total assets ..........................    $427,179      $327,683        30.36%
Mortgage loans held for sale ..........      44,143        21,931       101.28%
Loans, net ............................     262,604       216,874        21.09%
Allowance for loan losses .............       2,932         2,587        13.34%
Securities ............................      82,157        44,313        85.40%
Total earning assets ..................     400,292       306,008        30.81%
Total deposits ........................     352,067       267,186        31.77%
Shareholders' equity ..................      34,068        29,367        16.01%
Book value per share* .................        9.71          8.82        10.08%


* Share date has been restated to reflect the 5% stock dividend paid in 2002.